EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
October 26, 2006
Contact:	David M. Kepler President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION
REPORTS FIRST QUARTER EARNINGS AND DECLARES DIVIDEND
GREENVILLE, OHIO, October 26, 2006: David M. Kepler, the President and Chief Executive Officer of Greenville Federal Financial Corporation (the “Corporation”) (OTC Bulletin Board: GVFF), today announced the Corporation’s financial results for the first fiscal quarter ended September 30, 2006.
The Corporation reported net earnings of $141,000, or $0.06 per share, compared to net earnings of $154,000 in the first quarter of fiscal 2005. The quarter-to-quarter change in earnings was attributed primarily to an $84,000, or 9.7%, increase in net interest income after provision for losses on loans, offset by an $85,000, or 9.9%, increase in general, administrative and other expense and a $15,000, or 7.3%, decrease in other income.
The increase in general, administrative and other expense was due primarily to a $46,000 increase in professional fees expense, mostly related to the Corporation’s public company reporting requirements and the adoption of the Corporation’s 2006 Equity Plan, and a $19,000 increase in compensation expense due primarily to the implementation of an Employee Stock Ownership Plan. The decrease in other income was due primarily to the fact that Greenville Federal had a $16,000 gain on redemption of the shares of Intrieve, Inc., Greenville Federal’s data processor in the first quarter of 2005 that was not repeated in the first quarter of 2006.
Greenville Federal Financial reported total assets of $132.2 million at September 30, 2006, total liabilities of $109.6 million, including deposits of $79.3 million, and total stockholders’ equity of $22.7 million.
David M. Kepler, also today announced Greenville Federal Financial Corporation has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on November 17, 2006, to stockholders of record as of November 5, 2006.
The Corporation is the majority-owned subsidiary of Greenville Federal MHC, which owns 55% of the Corporation’s outstanding shares. Greenville Federal MHC has waived its right to receive the dividend on its shares of Corporation stock.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	September 30,	June 30,
	2006	2006
ASSETS

Cash and cash equivalents	$3,216	$3,254
Investment securities	36,487	37,286
Loans receivable	85,330	83,452
Other assets	7,215	6,716

Total assets	$132,248	$130,708

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$79,290	$78,782
Advances from the FHLB	29,012	28,177
Other liabilities	1,251	1,167

Total liabilities	109,553	108,126

Stockholders’ equity	22,695	22,582

Total liabilities and stockholders’ equity	$132,248	$130,708

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended
	September 30,
	2006	2005
Total interest income	$1,839	$1,659
Total interest expense	888	786

Net interest income	951	873
Provision for losses on loans	2	8

Net interest income after provision for losses on loans	949	865
Other income	191	206
General, administrative and other expense	945	860

Earnings before income taxes	195	211
Income taxes	54	57

NET EARNINGS	$141	$154

EARNINGS PER SHARE - basic and diluted	$0.06	N/A